                                                                  EXHIBIT 10.11




                      GE-1 TRANSPONDER SUBLEASE AGREEMENT

                                    BETWEEN

                             ON COMMAND CORPORATION

                                      AND

                          HUGHES NETWORK SYSTEMS, INC.

                                 JANUARY, 1997

                       HUGHES NETWORK SYSTEMS, INC. (HNS)
                      GE-1  TRANSPONDER SUBLEASE AGREEMENT


         THIS AGREEMENT (the "Agreement") is made and entered into as of this 22nd day of January, 1997 (the "Execution Date") by and between the On Command Corporation ("Customer"), whose principal place of business is located at 6331 San Ignacio, San Jose, California and HUGHES NETWORK SYSTEMS, Inc. ("HNS"), a Delaware corporation, whose principal place of business is located at 11717 Exploration Lane, Germantown, Maryland 20876.

         WHEREAS, HNS currently leases certain Ku-band transponder capacity from GE American Communications, Inc. ("GEAC"); and

         WHEREAS, HNS is willing to sublease certain of the Ku-band transponder capacity that HNS has leased from GEAC to Customer and Customer desires to sublease said transponder capacity.

         NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration received and acknowledged, and pursuant to the terms and conditions set forth herein, including those defined terms in quotations and the attached Terms and Conditions, by which Customer agrees to abide, HNS and Customer hereby agree as follows:

1. HNS hereby agrees to sublease to Customer, and Customer hereby agrees to accept such sublease of all of the transponder capacity currently leased by HNS from GEAC described as "Transponder 15" on the satellite commonly referred to as GE-1.

2. The term of such sublease shall extend from 4:00 p.m. (Eastern Time) on January 24, 1997 (the "Commencement Date") through 3:59 p.m. (Eastern Time) on July 23, 1997 (the "Termination Date"), unless earlier terminated pursuant to the Agreement. HNS may in its sole discretion extend this term by an additional term not to exceed two
         (2) months.

3. In consideration of the provision of the transponder capacity described herein, Customer shall pay to HNS a Monthly Lease Payment of $ 210,000 from the Commencement Date through the Termination Date. Other conditions relating to payments are set forth in Section VII of the attached Terms and Conditions.

4. This Agreement and Customer's usage of the Transponder Capacity are expressly conditioned upon Customer's compliance with the attached Terms and Conditions, which are hereby incorporated by reference.

WITNESS the following signatures:

HUGHES NETWORK SYSTEMS, INC.               ON COMMAND CORPORATION

By:             [sig]                      By:           [sig]
   -----------------------------------        ---------------------------------

Title:   Senior Director, Contracts        Title:       President, CEO
      ---------------------------------          ------------------------------

Date:            2/17/97                                    2/3/97
      ---------------------------------         -------------------------------

                              TERMS AND CONDITIONS

         During the Lease Term, HNS shall provide Customer's Transponder Capacity in accordance with, and Customer shall be bound by, the terms and conditions set forth below:

GENERAL

I.       CERTAIN DEFINITIONS

         A. "Affiliates" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control (i.e., the power to direct affairs by reason of ownership of voting stock, by contract or otherwise) with such Person and any member, director, officer or employee of such Person.

         B. "FCC" shall mean the Federal Communications Commission or any successor organization.

         C. "Satellite" shall mean that satellite which is commonly referred to as GE-1.

         D. "GEAC" shall mean GE American Communications, Inc., or any of its Affiliates.

         E. "Laws" shall mean all international, federal, state, local and other laws, rules and other regulations, including without limitation, those issued by the FCC.

         F. "Person" shall mean any person or entity, whether an individual, trustee, corporation, general partnership, limited partnership, trust, unincorporated organization, business association, firm, joint venture, governmental agency or authority, or otherwise.

         G. "Transponder(s)" shall mean a specified component of the Satellite which, for a particular frequency band, receives, amplifies, translates frequency and retransmits radio signals. Each Transponder contains one traveling wave tube amplifier (a "TWTA"). Transponder shall also mean, for purposes of this definition, any replacement of alternate components thereof.

         H. "Transponder Capacity Failure" shall mean the failure of Hughes to provide Customer's aggregate Transponder Capacity on a Transponder which meets a saturated downlink EIRP level of 43 BW. Determination that a Transponder Capacity Failure has occurred shall be made by Hughes in its sole discretion using facilities located at GEAC's telemetry, tracking and control earth station. The duration of a Transponder Capacity Failure shall be measured as set forth in Section V.

         I. "Usage" or "Use" shall refer to Customer's (or its uplinking or other agents') radio transmission to, or utilization of, the Satellite(s) or Customer's Transponder Capacity.

         J. "User" shall mean the actual owner of a Transponder, including HNS or GEAC, if there remain any unsold or unleased Transponders, or any permitted lessee, licensee, or assignee of such Transponder, or any entity to which GEAC provides services on a Transponder.

                       NOTICE OF PROPRIETARY INFORMATION

                 All information contained in or disclosed by this document is confidential and proprietary to Hughes Network Systems, Inc. By accepting this material the recipient agrees that this material and the information contained therein will be held in confidence and will not be reproduced, disclosed, or used in whole or in part except for purposes of this agreement.

II.      CERTAIN UNDERSTANDINGS

         A. Ownership of Transponders. Customer understands and agrees that GEAC is the FCC-authorized operator of the Satellite. Neither this Agreement nor Customer's Use of Transponder Capacity shall, or shall be deemed to, convey title or any other ownership interest to Customer in or to any Transponder. Customer acknowledges and agrees (i) that nothing contained in this Agreement shall prevent any sale, mortgage, or encumbrance of the Satellite or any Transponder thereof by GEAC, (ii) that Customer's Transponder Capacity is provided on a leased basis and is not being sold to Customer, (iii) that neither any Transponder nor any Satellite, nor any lease thereof nor any interest of any type therein, shall be subject to any claim, prior, subsequent or otherwise, of Customer or its creditors as a result of this Agreement, and
(iv) that, as to any Transponder, the rights of Customer under this Agreement will be subject and subordinate to the rights of any purchaser purchasing such Transponder and leasing it back to GEAC pursuant to a sale and leaseback transaction. Notwithstanding the foregoing, Customer acknowledges that GEAC has agreed that it shall use reasonable efforts to provide that any sale, mortgage, or encumbrance shall not impact or interfere with Customer's Use of Customer's Transponder Capacity as provided for herein. HNS may assign its rights or obligations to GEAC, or other financial entities pursuant to this
Section II.A, or their respective Affiliates.

         B. Control of Satellite. Customer understands and agrees that GEAC shall control and provide for the operation of the Satellite. Customer acknowledges that GEAC has agreed with HNS that GEAC is be responsible for:
(i) securing, providing and maintaining the FCC license(s) for the Satellite;
(ii) maintaining the Satellite; (iii) complying at all times during the term of this Agreement with all applicable FCC regulations relating to the Satellite.

III.     CONTINUITY OF SERVICE

         A. Preemption/Interruption of Service. Customer recognizes and agrees that for "Technical or Safety Reason(s)", which shall include, but shall not be limited to, (1) the protection of the overall health or performance of the Satellite or its Transponders; (2) the prevention of interference or cross-talk; (3) the protection of public safety; or (4) compliance with an order from the FCC or other governmental authorities - and the existence of which HNS shall determine in its sole discretion - GEAC may take the following "Action(s)": (i) preempt or interfere with Customer's Use of any Transponder or other component of the Satellite, (ii) reassign TWTAs to different Transponders on the Satellite, or (iii) reassign the frequency assignment of Customer's Transponder Capacity. Customer acknowledges and agrees that an Action may result in the preemption or interruption of the Use of Customer's Transponder Capacity. HNS or GEAC shall use reasonable efforts give Customer oral or written notice within 24 hours prior to taking an Action and shall use reasonable efforts to schedule and conduct such Action so as to minimize the disruption of Customer's Use of Customer's Transponder Capacity. Customer acknowledges and agrees that if such preemption or interruption occurs, then Customer shall cooperate with and assist GEAC and HNS during such periods and Customer's sole remedies shall be the recovery of an Outage Allowance pursuant to Article V or the termination of this Agreement pursuant to Article VIII.

         B. Provision of Continuing Service. In the event of a Transponder Capacity Failure, HNS has contracted with GEAC that GEAC shall provide Customer's Transponder Capacity using a spare component of a Transponder on the Satellite (including a spare traveling wave tube), if available, or if such spare component is unavailable, then by using an alternate Transponder on the Satellite, if available. The availability of such spare component or alternate Transponder on the Satellite, on a permanent or temporary basis, shall be determined by GEAC in its sole discretion. In the event that (i) Customer's Transponder Capacity suffers interference, (ii) GEAC determines that such interference is caused by GEAC's customers other than Customer or an entity using Customer's Transponder Capacity on behalf of Customer, and (iii) the interference to Customer's Transponder Capacity continues, then GEAC will

(but will not be obligated to) provide the affected Customer's Transponder Capacity by using another Transponder Capacity on the Satellite on which the affected Customer's Transponder Capacity is located, if available, to be determined by GEAC in its sole discretion. The foregoing notwithstanding, Customer's sole remedies for any preemption or interruption of Use under this
Article III, shall be recovery of an Outage Allowance pursuant to Article V or the termination of this Agreement pursuant to Article VIII.

IV.      CUSTOMER'S OBLIGATIONS

         A. Compliance With Laws. From the effective date of this Agreement and through and during the term hereof, Customer (which includes for purposes of this Section IV, any and all uplinking or other agents of Customer) shall comply with the terms of this Agreement and shall be responsible for complying with, and shall comply with all Laws (including the Obscenity Laws defined below) applicable to it regarding the operation and Use of the Satellite and the Transponders, or Customer's lease or Use of Customer's Transponder Capacity (including, but not limited to, the transmission of any programming or material). Further, and without limiting the foregoing, if Customer's Use involves video broadcasting, then Customer hereby agrees to comply in all respects with Section 25.308 of the FCC rule regarding Automatic Transmitter Identification Systems or ATIS.

         B. Transmission Parameters. Customer transmissions to the Satellite must be within the technical parameters specified by HNS or GEAC for the transmission type Used and the Transponder Used. Customer's Use of Customer's Transponder Capacity shall not interfere with the Use of that or any other Transponder by others and shall not cause physical harm to that or any other Transponder or to the Satellite. Whether Customer's Use of Customer's Transponder Capacity interferes with another use or causes physical harm shall be determined by GEAC in its sole discretion. In order to minimize interference among various users of the Transponder Capacity, Customer shall notify HNS and GEAC in a timely manner of Customer's proposed transmission parameters, including power, frequency, modulation, and such other information as such party may reasonably request. Customer shall not initiate transmission or change its transmission parameters until written approval of such initiation or change is received from GEAC.

         C. Customer's Earth Terminals. Customer shall configure, equip, and operate earth terminal facilities and all other equipment used in connection with Customer's Use of Transponder Capacity to conform to the characteristics and technical parameters of the Satellite. Customer shall obtain all permits, licenses, variances, and other authorizations required by Laws for the installation and operation of Customer's earth terminal equipment used in connection with Customer's Transponder Capacity, copies of which shall be delivered promptly to HNS and GEAC. Customer shall operate all transmitting earth terminals with qualified and authorized personnel and in a manner that allows for the immediate cessation of transmission. Upon written or oral notice from HNS or GEAC that operational or technical reasons necessitate a cessation (as determined by GEAC in its sole discretion), or that Customer's Use is in violation of any law, Customer shall immediately cease transmission.

         D. Central Authority. Customer shall furnish prior written notification to HNS and GEAC of a central authority (and of any change in such authority), which shall have at all times the ability promptly to control Customer's transmitting earth terminals Used in connection with Customer's Transponder Capacity. Customer shall coordinate with GEAC and GEAC designated entity performing telemetry, tracking and control on the Satellite and shall follow prescribed procedures for the start or end of any transmission.

         E. Cooperation. Customer shall cooperate with HNS and GEAC in order to facilitate HNS' and GEAC's provision of Customer's Transponder Capacity on a continuous basis. For example (and by way of illustration and not limitation), Customer shall cooperate with HNS and GEAC in trouble determination and fault isolation activities. Customer shall furnish HNS and GEAC with such relevant information as such party may reasonably require in order to provide and protect the Transponder(s) used in providing Customer's Transponder Capacity. Customer shall promptly notify HNS and GEAC when it believes that a Transponder Capacity Failure has occurred.

         F. Additional Usage Representations and Obligations. Customer has not been convicted for the criminal violation of, and has not been found by the FCC or other federal, state or local governmental authority with appropriate jurisdiction (collectively, the "Governmental Authority") to have violated any Laws concerning illegal or obscene program material or the transmission thereof (the "Obscenity Laws"), and Customer is not aware of any pending investigation (including, without limitation, a grand jury investigation) involving Customer's programming or any pending proceeding against Customer for the violation of any Obscenity Laws. Customer will notify HNS and GEAC as soon as it receives notification of, or becomes aware of, any pending investigation by any Governmental Authority, or any pending criminal proceeding against Customer, which investigation or proceeding concerns transmissions by Customer potentially in violation of any Law relating to the Use of Customer's Transponder Capacity, including without limitation, Obscenity Laws. Customer will not Use, or allow the Use of, Customer's Transponder Capacity for direct distribution of programming to television viewers unless the programming is scrambled such that television viewers can receive the programming only through the use of a decoder authorized by Customer or Customer's authorized agent.

V.       OUTAGE ALLOWANCE

         If applicable, HNS shall grant Customer an Outage Allowance as follows:

         If an "Outage Allowance Failure Period" (as defined below) occurs, then for each hour of such Outage Allowance Failure Period HNS shall grant Customer a pro rata Outage Allowance based upon the monthly charge for Customer's Transponder Capacity and the length of the Outage Allowance Failure Period, calculated pursuant to the equation below. Any such Outage Allowance shall be applied to the next succeeding monthly billing to Customer and shall not in any case exceed one month's standard billing. As used herein, "Outage Allowance Failure Period" shall mean the aggregate period (in hours) -- only where such aggregation exceeds twelve (12) hours during any consecutive thirty
(30) day period -- during which a Transponder Capacity Failure(s) occurs. For purposes of this Agreement, a Transponder Capacity Failure shall be measured from the time HNS receives notice from Customer of the Transponder Capacity Failure until the time the Transponder has been restored to operation, but shall not begin in any event until Customer ceases to Use Customer's Transponder Capacity.


 Outage Allowance = Outage Allowance Failure Period (in Hours) x Monthly Lease
                                            Payment
                    ----------------------------------------------------------
                                        720 hours/month

In no case shall an Outage Allowance be made for any Transponder Capacity Failure related: (i) any failure on the part of Customer to perform its transmission or other material or operational obligations pursuant to this Agreement, (ii) failure of facilities provided by Customer, (iii) reasonable periodic maintenance, (iv) interference from third party transmissions or usage, (v) cooperative testing, except where trouble or fault is found in the Transponder or (vi) any other act or failure to act by Customer.

VI.      REMEDIES

         A.      Limitation of Liability.

                 1. ANY AND ALL EXPRESS AND IMPLIED WARRANTIES INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PURPOSE OR USE, ARE EXPRESSLY EXCLUDED AND DISCLAIMED. IT IS EXPRESSLY AGREED THAT HNS' SOLE OBLIGATIONS AND CUSTOMER'S EXCLUSIVE REMEDIES FOR ANY CAUSE WHATSOEVER (INCLUDING, WITHOUT LIMITATION, LIABILITY ARISING FROM NEGLIGENCE) ARISING OUT OF OR RELATING TO THIS AGREEMENT AND/OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY ARE LIMITED TO THOSE SET FORTH IN ARTICLES V AND VIII, HEREOF, AND ALL OTHER REMEDIES OF ANY KIND ARE EXPRESSLY EXCLUDED.

                 2. IN NO EVENT SHALL HNS BE LIABLE FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER FORESEEABLE OR NOT, OCCASIONED BY ANY DEFECT IN CUSTOMER'S TRANSPONDER CAPACITY, FAILURE OF THE CUSTOMER'S TRANSPONDER CAPACITY TO PERFORM OR ANY OTHER CAUSE WHATSOEVER. HNS MAKES NO WARRANTY, EXPRESS OR IMPLIED, TO ANY OTHER PERSON CONCERNING CUSTOMER'S TRANSPONDER CAPACITY AND CUSTOMER SHALL INDEMNIFY HNS FROM ANY CLAIMS MADE UNDER ANY WARRANTY OR REPRESENTATION BY CUSTOMER TO ANY THIRD PARTY.

         B.      Indemnification.

                 1. Customer shall indemnify and save HNS harmless from all liability disclaimed by HNS, as specified in Section VI.A. above, to the extent such liability arises in connection with (i) Customer's Use of Customer's Transponder Capacity pursuant to this Agreement, including, without limitation, Customer's violation or alleged violation of any of the Laws, including without limitation, the Obscenity Laws described in Section VI.D or (ii) any claims made under any warranty or representation by Customer to any third party concerning Customer's Transponder Capacity.

                 2. Customer shall pay all expenses (including attorneys' fees) incurred by HNS in connection with all legal or other formal or informal proceedings concerning claims of third parties arising out of or related to the items specified in Section B.1. above, and Customer shall satisfy all judgments, costs, or other awards which may be incurred by or rendered against HNS with respect to the claims referred to in Section VI.B.1, above.

                 3. HNS shall have the sole right of defense in any legal or other formal or informal proceedings concerning claims of third parties, provided, however, that HNS shall conduct such defense with legal counsel reasonably satisfactory to Customer. Customer shall pay any settlement of any such claim or legal or other formal or informal proceeding, but Customer shall not agree to any settlement of any third party claim without first giving thirty (30) days prior written notice of the terms and conditions of such settlement to HNS and obtaining HNS' written consent to such settlement.

         C.      Injunctive Relief.

                 1. HNS' Right to Injunctive Relief. In order to protect against or prevent violations of Laws or to protect the Satellite, other satellites and/or the transponder capacity or other Users

         (including HNS) from interference or other similar breaches of this Agreement, Customer acknowledges that GEAC and HNS shall have the right immediately to obtain injunctive relief, including a temporary restraining order on notice of four (4) hours or more to Customer, to prevent Customer from breaching, or to compel Customer to perform, its obligations under this Agreement.

                 2. Customer's Right to Injunctive Relief. In order to protect Customer's right to Use Customer's Transponder Capacity from a wrongful termination pursuant to Section VIII.C, below, or a wrongful denial of Customer's access pursuant to Section VI.D, Customer shall have the right immediately to seek injunctive relief, including a temporary restraining order on notice of four (4) hours or more, if any such wrongful termination or denial of access occurs.

         D.      Right to Deny Access.

                 1. If Customer violates any provision of Article IV and, following notice from GEAC or HNS, continues to violate any such provision, then in addition to its other rights hereunder, GEAC and/or HNS shall have the immediate right to prevent Customer from accessing Customer's Transponder Capacity to the extent, but only to the extent necessary and for the time necessary (as reasonably determined by GEAC) to prevent such breach from continuing.

                 2.       If, in connection with Using Customer's Transponder
                          Capacity,

                          (i) user is indicted or is otherwise charged as a defendant in a criminal proceeding, or is convicted under any Obscenity Law or has been found by any Governmental Authority to have violated any such law;

                          (ii) based on any user's Use of Customer's Transponder Capacity, HNS and/or GEAC is indicted or otherwise charged as a criminal defendant, becomes the subject of a criminal proceeding or a governmental action seeking a fine, license revocation or other sanctions, or any Governmental Authority seeks a cease and desist or other similar order or filing;

                          (iii) the FCC has issued an order initiating a proceeding to revoke GEAC's authorization to operate the Satellite;

                          (iv) GEAC obtains a court order pursuant to this Section, or a court or Governmental Authority of competent jurisdiction orders GEAC to deny access to user or orders user to cease transmission; or

                          (v) HNS and or GEAC receives notice (the "Illegal Programming Notice"), written or oral, from a Governmental Authority that such authority considers Customer and/or any other user's programming to be in violation of Obscenity Laws (the "Illegal Programming"), and that if HNS and/or HNS does not cease transmitting such Illegal Programming, then HNS and or GEAC and/or any of their executives will be indicted or otherwise charged as a criminal defendant, will become the subject of a criminal proceeding or a governmental action seeking a fine, license revocation or other sanctions, or that such Governmental Authority will seek a cease and desist or other similar order or filing (with HNS being obligated, to the extent permitted by law, to provide Customer with a copy of such Illegal Programming Notice, if written, or with other verification, including the details thereof, if oral);

         then, upon notice from HNS or GEAC to Customer (the "Denial of Access Notice"), which may be oral directed to any officer of Customer, user shall cease using Customer's Transponder Capacity, immediately, in the case of a denial of access pursuant to subparagraphs (i), (ii), (iii) or (IV) above, or within 24 hours following receipt of such notice, in the case of a denial of access pursuant to subparagraph (v), above; and if user does not voluntarily cease using such capacity at the appropriate time, then HNS or GEAC shall have the right to take such steps as they may deem necessary to prevent user from accessing Customer's Transponder Capacity. Provided, however, that if user has more than one programming service, then the denial of access by HNS or GEAC shall apply only to the Transponder used to provide the illegal Programming Service; and provided further, however, that if, upon receipt of the Denial of access Notice, user does not immediately cease transmission of such Illegal Programming Service, then HNS or GEAC shall have the right to take such steps as they deem necessary to prevent user from accessing the Transponder used to transmit such Illegal Programming Service (and if, thereafter, Customer transmits such Illegal Programming Service using any of Customer's Transponder Capacity, then GEAC and HNS shall have the immediate right, without further notification, to take such steps as they deem necessary to prevent Customer from accessing any of Customer's Transponder Capacity). As used herein, "user" shall mean Customer and any person to whom Customer transfers all or part of its right to Use Customer's Transponder Capacity, including without limitation, a sublessee, licensee or assignee.

         E. Cumulative Nature of Remedies. All remedies set forth in this Agreement shall be cumulative and in addition to, and not in lieu of, any other remedies available at law, in equity or otherwise, and may be enforced concurrently or from time to time.

VII.     PAYMENTS TO HNS

         A.      Payment.

                 1. Unless otherwise specifically provided in the Agreement between HNS and Customer, any sum due under the terms of any Sublease between HNS and its Customer shall be due and payable in advance on the first day of each month for the provision of Customer's Transponder Capacity.

                 2. If any payment of any sum due from Customer is not received by HNS within thirty (30) days after such payment is due, then such overdue amount shall be subject to a late charge at the rate of interest equal to one and one-half percent (1 1/2%) per month, or the highest legally permissible rate of interest, whichever is lower, from the date such overdue amount was actually due until the date it
         is actually received by HNS.   Customer acknowledges that such late
         charge is reasonable under all the circumstances existing at the time this Agreement is entered into. Customer agrees that acceptance of all or any portion of such late charge by HNS shall in no event constitute a waiver by HNS of Customer's default with respect to such overdue amount, nor shall it prevent HNS from exercising any or all other rights or remedies which HNS may have.

         B. Taxes. If any property or sales taxes are asserted against HNS by any governmental entity, with respect to Customer's Use of Customer's Transponder Capacity or the lease thereof to Customer, Customer shall be solely responsible for such taxes. If any taxes, charges or other levies are asserted by reason of the use of the point in space or the frequency spectrum at that point in space in which the Satellite is located, or the use or ownership of such Satellite (excluding any FCC license fee imposed on the Satellite itself, as compared to the Transponders, which license fee shall be paid by HNS), and such taxes are not specifically allocated among the various components of such Satellite, then HNS, Customer and the other Users or Customers of such Transponders (or portions thereof) shall each pay a proportionate amount of such taxes based on the Transponders (or portions thereof) each of them owns or leases (with credit to any User, if applicable, for reductions or refunds of such taxes directly attributable to such User's nonprofit status).

VIII.    TERMINATION

         This Agreement shall terminate automatically upon the Termination Date, unless terminated earlier pursuant to one of the following paragraphs:

         A. Termination for Cause. In the event that either party materially defaults in the performance of any of its duties or obligations set forth in this Agreement and such default is not substantially cured within thirty (30) days after written notice is given to the defaulting party specifying the default, then the party not in default may, by giving written notice thereof to the defaulting party, terminate this Agreement as of a date specified in such notice of termination.

         B. Termination for Transponder Capacity Failure. If a Transponder Capacity Failure continues uninterrupted for more than ten (10) consecutive days (measured in accordance with Section V ("Outage Allowance")), or such other period as is mutually agreed upon in writing by HNS and Customer, then this Agreement may be immediately terminated by either party by written notice to the other delivered on or before the thirtieth day after the calendar day on which the Transponder Capacity Failure began. If so terminated, HNS shall refund to Customer a prorated amount of any prepaid charges for the terminated transponder capacity and HNS shall have no other or further liability to Customer.

         C. Cancellation for Non-Payment and Violations of Law. Notwithstanding anything to the contrary and in addition to all other remedies HNS may have, HNS may immediately cancel this Agreement and accelerate all remaining payments due through the Lease Term (1) if Customer fails to pay when due any amounts due pursuant to this Agreement within (10) days after HNS has delivered notice to Customer of such non-payment, or (2) if Customer violates the provisions of Sections IV.A ("Compliance with Laws"). Upon any termination pursuant to this Subsection VIII.C.1, HNS shall be entitled to transfer Customer's Transponder Capacity immediately to whomever HNS sees fit, Customer shall not be entitled to any equitable relief as a result thereof, and Customer's exclusive remedy shall be limited to recovery of any payments made by it to HNS for the period of time as to which it has been canceled, without interest, less any claim HNS has against Customer by reason of such Customer's default. Upon any cancellation pursuant to Subsection VIII.C.2, Customer's exclusive remedy for any wrongful cancellation shall be limited to recovery of any payments made by it to HNS for the period as to which it was canceled and to seek injunctive relief to compel HNS to perform its obligations as provided for in Section VI.C.2 ("Customer's Right to Injunctive Relief").

         D. Termination for Removal of Satellite. If, during the Lease Term, GEAC, in its sole discretion, (a) determines that it is necessary to remove the Satellite from operation and (ii) does not elect to provide equivalent replacement capacity to Customer at the same orbital slot as was previously occupied by the Satellite, then it is understood and agreed that upon removing the Satellite from its assigned orbital location, HNS shall have no further obligations to Customer under the Agreement; provided, however, that until GEAC so removes the Satellite, HNS shall continue to make available Customer's Transponder Capacity as provided for in this Agreement. HNS will, to the extent possible, provide Customer with ninety (90) days notice prior to the disposition of the Satellite. Upon any termination of this Agreement pursuant to this Section, HNS shall refund to Customer a prorated amount of any prepaid charges for the terminated Transponder Capacity. Except as set forth in the preceding sentence, HNS shall have no liability to Customer upon such termination.

         E. Termination for Events of Default. Notwithstanding any provision to the contrary contained in this Agreement, HNS may terminate this Agreement immediately and have no further obligation to Customer upon dissolution, termination of existence, insolvency, or business failure of Customer, or appointment of a receiver, trustee, or custodian, for all or any part of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding by or against, Customer under any reorganization, bankruptcy, insolvency, arrangement, dissolution or liquidation law or statute of any jurisdiction, now or hereafter in effect; or entry of a court order which enjoins, restrains, or in any way prevents Customer from conducting all or any part of its business ("Events of Default"). If any of the Events of Default shall occur, Customer shall provide HNS with immediate written notice thereof.

IX.      MISCELLANEOUS

         A. Headings. The Article and Section headings used in this Agreement, except where terms are specifically defined, are for reference and convenience only and shall not enter into the interpretation hereof.

         B. Waiver. No delay or omission by either party to exercise any right or power shall impair any such right or power or be construed to be a waiver thereof. A waiver by either of the parties of any of the covenants, conditions or agreements to be performed by the other or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant, condition or agreement herein contained.

         C. Severability. If, but only to the extent that, any provision of this Agreement is declared or found to be illegal, unenforceable or void, then both parties shall be relieved of all obligations arising under such provision, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent. If that is not possible, another provision that is legal and enforceable and achieves substantially the same objective shall be substituted. If the remainder of this Agreement is not affected by such declaration or finding and is capable of substantial performance, then the remainder shall be enforced to the extent permitted by law.

         D. Relationship of Parties. HNS is performing pursuant to this Agreement only as an independent contractor and nothing set forth in this Agreement shall be construed to create the relationship of principal and agent between HNS and Customer. Neither HNS nor Customer shall act or attempt to act or represent itself, directly or by implication, as an agent of the other party or its Affiliates or in any manner assume or create, or attempt to assume or create, any obligation on behalf of, or in the name of, the other party of its Affiliates.

         E. Approvals and Authorizations. The obligations of the parties hereto shall be subject to obtaining and maintaining all necessary regulatory and other governmental approvals and authorizations. The parties agree to use their respective and, where applicable, collective best reasonable efforts to obtain promptly and maintain any such approvals.

         F. Notices. Wherever one party is required or permitted to give notice to the other pursuant to this Agreement, such notice shall be deemed given when delivered in hand, upon the expiration of the first business day after being dispatched by Federal Express, Express Mail, or other means of overnight courier services, or upon the expiration of the fifth business day if sent by first class United States mail, postage prepaid, or by registered or certified United States mail, return receipt requested, postage prepaid to the other party at its principal place of business, as identified above in the introductory paragraph.

         G. Confidentiality. Each party hereby agrees that all non-public, written confidential or proprietary information marked as confidential communicated to it by the other party or its customers, whether before or after the Execution Date, shall be and was received in strict confidence, shall be used only for purposes of this Agreement, and, for a period of five (5) years following the termination of this Agreement, shall not be disclosed by such party, its agents or employees without the prior written consent of the other party, except as may be necessary by reason of legal, accounting or regulatory requirements beyond the reasonable control of the disclosing party. This Agreement imposes no obligation upon a recipient with respect to any confidential information disclosed under this Agreement which: (a) was in the recipient's possession before receipt from the disclosure; or (b) is or becomes a matter of public knowledge through no fault of the recipient; or (c) is rightfully received by the recipient from a third party without a duty of confidentiality; or (d) is disclosed by the discloser to a third party without a duty of confidentiality on the third party; or (e) is independently developed by the recipient; or (f) is disclosed under operation of law; or (g) is disclosed by recipient with the discloser's prior written approval. The obligations set forth in this Section shall survive termination of this Agreement.

         H. Media Releases. Except for any announcement intended solely for internal distribution by a party or any disclosure required by legal, accounting or regulatory requirements beyond the reasonable control of a party, all media releases, public announcements or public disclosures (including, but not limited to, promotional or marketing material) by a party or its employees or agents relating to this Agreement or its subject matter, or including the name of the other party, shall be coordinated with and approved in writing by the other party prior to the release thereof, such approval to not be unreasonably withheld.

         I. Force Majeure. The term "Force Majeure" shall include, but not be limited to, fires or other casualties or accidents, acts of God, severe weather conditions, sun outages, strikes or labor disputes, war or other violence, any law, order, proclamation, regulation, ordinance, demand or requirement of any governmental agency or any other act or condition whatsoever beyond the reasonable control of the affected party. A party whose performance of its obligations hereunder is prevented, restricted or interfered with by reason of a Force Majeure condition shall be excused from such performance to the extent of such Force Majeure condition so long as such party immediately continues performance whenever and to the extent such causes are removed. Nothing in this Section shall relieve Customer of its obligations to make payments to HNS in accordance with Article VII of this Agreement.

         J. Applicable Law and Entire Agreement. This Agreement shall be interpreted, construed and governed in accordance with the laws of the State of Maryland. This Agreement and Exhibits hereto dated as of even date herewith, constitutes the entire agreement between the parties, supersedes all previous understandings, commitments or representations and is intended as the complete and exclusive statement of the terms of the agreement between the parties concerning the subject matter. This Agreement may not be amended or modified in any way, and none of its provisions may be waived, except by a writing signed by each party hereto.

         K. Attorney's Fees. In the event of any dispute or controversy arising hereunder, any court having jurisdiction in any such dispute or controversy shall determine which of the parties is the prevailing party and shall award to the prevailing party the reasonable fees and expenses of counsel, experts and other court costs incurred in connection with such dispute or controversy.

         L. Third-Party Beneficiaries. The provisions of this Agreement are for the benefit of the parties hereto, and for the benefit of GEAC, which as the Master Lessor, shall be deemed a third party beneficiary to this Agreement, with all rights, benefits and remedies provided for under this Agreement. No other third party may seek to enforce, or benefit from, these provisions, except that both parties acknowledge and agree that the provisions of Section IV.A are intended for the benefit of HNS and all other Users. Both parties agree that any other such User shall have the right to enforce, as a third-party beneficiary, the provisions of Section IV.A against Customer directly, in an action brought solely by such other User, or may join with HNS or any other User, in bringing an action against Customer for violation of such Sections.

         M. No Right of Transfer. Customer shall not, and shall not have the right to, grant, sell, assign, encumber, permit the utilization of, license, lease, or otherwise convey, directly or indirectly, in whole or in part (individually, a "Transfer"), Customer's Transponder Capacity, or any of its rights under this Agreement, to any other entity or person, unless Customer obtains HNS' prior written consent, which may be granted or withheld by HNS in HNS' sole discretion. HNS may assign its rights or obligations to its Affiliates or financing entities pursuant to Section II.A.

         N. Successors and Assigns. Subject to Section IX.M, this Agreement shall be binding on and shall inure to the benefit of any successors and assigns of the parties, provided that no assignment of this Agreement shall relieve either party hereto of its obligations to the other party. Any purported assignment by either party not in compliance with the provisions of this Agreement shall be null and void and of no force and effect.

         O. No Brokers. Customer has not entered into any agreement or incurred any obligation, directly or indirectly, for the payment of any broker's or finder's fee or commission or any other payment to any person or entity in connection with this Agreement or the transactions contemplated hereby, and Customer is not otherwise obligated to pay such a fee or commission or to make such a payment.

         P.      Counterparts.  This Agreement may be executed in counterparts.